Exhibit 4.25

SECOND AMENDMENT TO THE

AMENDED AND RESTATED

TRUSTEES’ SHARE INCENTIVE PLAN

This Second Amendment to the Prentiss Properties Trust Amended and Restated Trustees’ Share Incentive Plan (the “Plan”) as amended by the First Amendment to the Plan, dated effective as of October 23, 2002, hereby amends the Plan as follows effective as of May 5, 2004:

1.	Section 2.01 which describes the maximum aggregate number of shares issuable under the Plan, is hereby amended by deleting the first sentence and inserting in its place the following sentence:

“The total number of Shares that may be issued pursuant to Awards granted hereunder shall not exceed in the aggregate the sum of 350,000 Shares plus the number of Shares which, as of the Effective Date, remain available for issuance under the Prior Plan.”

2.	As amended by the foregoing, the Plan shall remain in full force and effect.

Dated: May 5, 2004

PRENTISS PROPERTIES TRUST

By:	/S/ THOMAS F. AUGUST
Thomas F. August
President and Chief Executive Officer